Exhibit 10.38

Laboratory Corporation of America

December 31, 2009

Don Hardison
213 Oval Park Place
Chapel Hill, NC 27517

Re:           Employment Separation Agreement and General Release

Dear Don,

I am writing on behalf of Laboratory Corporation of America Holdings (the “Company”) to offer you (the “Employee”) the following Employment Separation Agreement and General Release (the “Agreement”).

1.0           Termination of Employment

1.1 Effective December 31, 2009 (the “Termination Date”), Employee’s employment with the Company shall be terminated; he shall perform no further services for the Company and his status as an employee and Officer of the Company shall cease on that date.  Employee and the Company further agree that the relationship created by this Agreement is purely contractual and that no employer-employee relationship is intended, nor shall such be inferred from the performance of obligations under this Agreement.  Employee further agrees that any payments and/or benefits payable pursuant to this Agreement are contingent upon Employee’s execution and fulfillment of his obligations under this Agreement.

1.2 In addition to the severance payment set forth in Section 2.1, Employee shall receive an amount that he would have earned as a 2009 MIB Bonus as if he had continued employment with the Company through the date payments are made.  The amount of said payment shall be calculated consistent with the terms and conditions of the Laboratory Corporation of America Holdings Management Incentive Bonus Plan (“MIB Plan”) and his established MIB Grid.  Payment shall be payable commensurate with the payment of bonuses under the MIB Bonus Plan but no later than March 15, 2010.

2.0	Separation Pay

2.1 In consideration for the covenants, promises and agreements herein and in particular Employee’s release of claims as well as covenants not to solicit, not to compete and not to disclose confidential information, the Company will pay Employee severance in the total amount of $1,084,500, less applicable taxes and withholdings, which represents Employee’s Base

Mr. Don Hardison

December 31, 2009

Salary of $482,000 while he was Chief Operating Officer plus an amount equal to his 2009 MIB Target of $602,500.  The severance shall be paid in two equal installments of $542,250, less taxes and withholding, with the first installment paid within 30 days following the Termination Date of this Agreement and the second installment paid within 30 days following the anniversary of the Termination Date.

 2.2  The Company shall not be responsible for making any payment under this Section 2.0 and its subparts if Employee has not materially complied in all material respects with the terms and conditions of  this Agreement.

3.0	Benefits

3.1 Employee, his spouse, and his other dependent(s) may be eligible to elect continued health care coverage under the group medical and dental plans sponsored by the Company, as provided in the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), which provides generally that certain employees and their dependents may elect to continue coverage under employer-sponsored group health plans for a period of at least eighteen (18) months under certain conditions, including payment by Employee of the “Applicable Premium” as defined in Section 604 of the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§ 1001 et seq. (“ERISA”).  In the event Employee elects continuation of coverage under COBRA for himself and his spouse and dependents, the Company will reimburse Employee for the Applicable Premium for such coverage (medical, dental, optical and prescription coverage for spouse and dependants) for 18 months, thereof, to the extent actually paid by the Employee.  Such reimbursement will be subject to the terms set forth in Section 9.2 of this Agreement.

3.2 Company shall reimburse Employee for the costs of financial advisory services and legal fees incurred by Employee in negotiating this Agreement and obtaining financial advice in calendar year 2010.  Said reimbursement shall not exceed $10,000.  Employee shall remit invoices for said services to Beth Slaughter, Controller Corporate Affairs, LabCorp 531 S. Spring Street, Burlington, NC 27215, and the Company shall send reimbursement payments to Employee within 30 days from the date of receipt of each invoice.  Such reimbursement will be subject to the terms set forth in Section 9.2 of this Agreement.

3.3 Employee shall be eligible for such benefits under the Company’s existing qualified plans as are provided under the circumstances (taking into account termination of employment as of the Termination Date) pursuant to the terms of the plan documents governing each of these plans.  As to the Laboratory Corporation of America Holdings Deferred Compensation Plan, Employee’s vested balance is $14,526 and shall be paid to him in accordance with the terms of the Deferred Compensation Plan.  Employee also understands that his grants of restricted stock, performance stock and award of stock options are governed by the terms and conditions of the Company’s 2000 and 2008 Incentive Stock Plans. For each of the Stock Options, Restrictive Stock and Performance Award Agreements, and for purposes of those Agreements only, Employee will be treated, effective as of the Termination Date, as if he remained employed

Mr. Don Hardison

December 31, 2009

by the Company through February 28, 2010 for purposes of determining receipt and vesting of Performance Shares, stock options or restricted stock, which shall be determined under paragraphs 2 and 3 of the Agreements.  The 90-day exercise period for the stock options shall commence immediately upon the vesting of Employee’s options in February 2010.  Employee shall continue to observe blackout periods and abide by the Company’s Insider Trading Policy to the extent that such policies remain applicable to him after the Termination Date.   All other terms and conditions of the Award Agreements or any other rights under other existing agreements remain in full force and effect.  Notwithstanding the foregoing, the restricted stock that vests pursuant to this Agreement will be taxable to the Employee as of the Termination Date, and the Company will make all applicable tax withholdings as of the Termination Date and will promptly and timely pay the applicable taxing authorities in accordance with his elections

3.4 Except as otherwise provided herein or in the terms of any documents governing any employee benefit plan maintained by the Company, Employee will cease to be a participant in and will no longer have any coverage or entitlement to benefits, accruals, or contributions under any of the Company’s employee benefit plans effective upon the termination of his employment.  Employee agrees that the payments made to him by the Company pursuant to this Agreement do not constitute compensation for purposes of calculating the amount of benefits Employee may be entitled to under the terms of any pension plan or for the purposes of accruing any benefit, receiving any allocation of any contribution, or having the right to defer any income in any profit-sharing or other employee pension benefit plan, including any cash or deferred arrangement.

3.5 This Agreement shall never be construed as an admission by the Company of any liability, wrongdoing or responsibility on its part or on the part of any other person or entity described in Section 4.1 of this Agreement.  The Company expressly denies any such liability, wrongdoing or responsibility.

4.0	Release

4.1 Employee, on behalf of himself and his heirs, assigns, transferees and representatives, hereby releases and forever discharges the Company, and its predecessors, successors, parents, subsidiaries, affiliates, assigns, representatives and agents, as well as all of their present and former directors, officers, employees, agents, shareholders, representatives, attorneys and insurers (collectively, the “Releasees”), from any and all claims, causes of actions, demands, damages or liability of any nature whatsoever, known or unknown, which Employee has or may have which arise out of his employment or cessation of employment with the Company, including, but not limited to, claims arising under the Fair Labor Standards Act, 29 U.S.C. § 201 et seq.; the Equal Pay Act , 29 U.S.C. § 206(a) and interpretive regulations; Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq.; 42 U.S.C. § 1981 et seq.; the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq.; the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq.; the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101 et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. §§ 621 et seq.; any and all claims for wrongful termination and/or retaliation; claims for breach of contract, express or implied; claims for breach of the covenant of good faith and fair dealing; claims for compensation, including but not limited to wages, bonuses, or commissions except as otherwise contained herein;

Mr. Don Hardison

December 31, 2009

claims for benefits or fringe benefits, including, but not limited to, claims for severance pay and/or termination pay, except as otherwise contained herein; claims for, or relating to stock or stock options, except as otherwise contained herein (except that nothing in this Agreement shall prohibit Employee from exercising any vested stock options or affect Employee’s claims to vested benefits in the Company’s Employees’ Retirement Savings Plan, Deferred Compensation Plan, Employee Stock Purchase Plan, or Cash Balance Retirement Plan, in accordance with the terms of the applicable stock option agreement(s) and applicable plan documents); claims for unaccrued vacation pay; claims arising in tort, including, but not limited to, claims for invasion of privacy, intentional infliction of emotional distress and defamation; claims for quantum meruit and/or unjust enrichment; and any and all other claims arising under any other federal, state, local or foreign laws, as well as any and all other common law legal or equitable claims.

4.2 Employee represents that he has not initiated any action or charge against any of the Releasees with any Federal, State or local court or administrative agency.   If such an action or charge has been filed by Employee, or on Employee’s behalf, he will use his best efforts to cause it immediately to be withdrawn and dismissed with prejudice.  Failure to cause the withdrawal and dismissal with prejudice of any action or charge shall render this Agreement null and void, and any consideration paid hereunder shall be repaid immediately by the Employee upon receipt of such notice.

4.3 Employee further agrees that he will not institute any lawsuits, either individually or as a class representative or member, against any of the Releasees as to any matter based upon, arising from or relating to his employment relationship with the Company, from the beginning of time to the date of execution of this Agreement.  Employee knowingly and intentionally waives any rights to any additional recovery that might be sought on his behalf by any other person, entity, local, state or federal government or agency thereof, including specifically and without limitation, the North Carolina Department of Labor, the United States Department of Labor, or the Equal Employment Opportunity Commission.

4.4 Employee is hereby advised that:  (i) he should consult with an attorney (at his own expense) prior to executing this Agreement; (ii) he is waiving, among other things, any age discrimination claims under the Age Discrimination in Employment Act, provided, however, he is not waiving any claims that may arise after the date this Agreement is executed; (iii) he has twenty-one (21) days within which to consider the execution of this Agreement, before signing it; and (iv) for a period of seven (7) days following the execution of this Agreement, he may revoke this Agreement by delivering written notice (by the close of business on the seventh day) to the Company in accordance with Section 10.7 herein.

4.5 Notwithstanding the provisions of Section 4.1, said release does not apply to any and all statutory or other claims that are prohibited from waiver by Federal, State or local law.

4.6 The parties agree that the Company has no prior legal obligation to make the additional payments set forth above in Sections 2.0 and 3.0 (including the sub-parts thereto) and that it has been exchanged for the promises of Employee stated in this Agreement.  It is specifically understood and agreed that the additional payments, and each of them, are good and adequate consideration to support the waivers, releases and obligations contained herein, including, without

Mr. Don Hardison

December 31, 2009

limitation, Sections 6.0, 7.0, 8.0, and 9.0 and their respective sub-parts, and that all of the payments set forth Sections 2.0 and 3.0 (including the sub-parts thereto) are of value in addition to anything to which Employee already was entitled prior to the execution of this Agreement.

5.0	Confidentiality

5.1 Employee understands and agrees that all discussions, negotiations and correspondence relating to this Agreement are strictly confidential and that this confidentiality provision is a material term of this Agreement.  Accordingly, Employee agrees not to disclose to anyone (other than counsel, accountants, immediate family members) such information unless such disclosure is (i) lawfully required by any government agency; (ii) otherwise required to be disclosed by law (including legally required financial reporting) and/or by court order; or (iii) necessary in any legal proceeding in order to enforce any provision of this Agreement.

5.2 The parties acknowledge that during the course of Employee’s employment with the Company, he was given access, on a confidential basis, to Confidential Information which the Company has for years collected, developed, and/or discovered through a significant amount of effort and at great expense.  The parties acknowledge that the Confidential Information of the Company is not generally known or easily obtained in the Company’s trade, industry, business, or otherwise and that maintaining the secrecy of the Confidential Information is extremely important to the Company’s ability to compete with its competitors.

5.3 Employee agrees that for a period of seven (7) years from the date of this Agreement, Employee shall not, without the prior written consent of the Company, divulge to any third party or use for his own benefit, or for any purpose other than the exclusive benefit of the Company, any Confidential Information of the Company; provided however, that nothing herein contained shall restrict Employee’s ability to make disclosures of Confidential Information as such disclosures may be required by law; and further providing that nothing herein contained shall restrict Employee from divulging Confidential Information that is readily available to the general public as long as such information did not become available to the general public as a direct or indirect result of Employee’s breach of this section of this Agreement.

5.4 The term “Confidential Information” in this Agreement shall mean information that is not readily and easily available to the public or to persons in the same business, trade, or industry of the Company, and that concerns the Company’s prices, pricing methods, costs, profits, profit margins, suppliers, methods, procedures, processes or combinations or applications thereof developed in, by, or for the Company’s business, research and development projects, data, business strategies, marketing strategies, sales techniques, customer lists, customer information, or any other information concerning the Company or its business that is not readily and easily available to the public or to those persons in the same business, trade, or industry of the Company.  The term “customer information” as used in this Agreement shall mean information that is not available to the public or to those persons in the same business, trade, or industry and that concerns the course of dealing between the Company and its customers or potential customers solicited by the Company, customer preferences, particular contracts or locations of customers, negotiations with customers, and any other information concerning customers obtained by the Company that is

Mr. Don Hardison

December 31, 2009

not readily and easily available to the public or to those in the business, trade, or industry of the Company.

5.5 Employee hereby agrees that any failure to fully and completely comply with this provision shall entitle the Company to seek damages for a demonstrated breach of the confidentiality provision.

5.6 Employee further agrees that he will notify the Company in writing within seven (7) calendar days of the receipt of any subpoena, court order, administrative order or other legal process requiring disclosure of information subject to Section 5.0 and sub-parts thereto.

6.0	Non-Solicitation/Non-Compete

6.1 For a period of twelve (12) months following the Termination Date for any reason (the “Restriction Period”), Employee shall not, within the Prohibited Territory, become employed by, retained by or provide services to Quest Diagnostics, Inc., Sonic Healthcare, Ltd, and/or any person, trade or business that competes with the Company’s Business if and only if the employment, retention or services provided would require the Employee to perform the same or substantially similar duties and responsibilities that he performed while employed by the Company.  Employee acknowledges that this Section contains reasonable limitations as to time, geographic area, and scope of activities to be restricted and that such promises do not impose a greater restraint on Employee than is necessary to protect the Company’s goodwill, access to confidential, proprietary, and/or trade secrets of the Company, and other legitimate business interests of the Company.  “Company’s Business” means the provision of clinical medical testing, esoteric medical testing, anatomic pathology testing, occupational testing, DNA testing and analysis, clinical trials and other services or products offered or provided by the Company.  “Prohibited Territory” means the United States.

6.2 For a period of twelve (12) months following the Termination Date, Employee will not, either directly or indirectly, or on behalf of any person, business, partnership, or other entity, call upon, contact or solicit any customer or customer prospect of the Company, or any representative of the same, with a view toward the sale or providing of any service or product competitive with the Company’s Business; provided, however, the restrictions set forth in this Section shall apply only to customers or prospects of the Company, or representatives of the same, with which during the last 10 month period of the Employee’s employment he had contact or who were known by Employee to be customers or prospects, or representatives of the same, of the Company. The parties agree and affirm that their intention with respect to Section 6.2 of this Agreement is that Employee's activities be limited only for a twelve (12) month period after the Termination Date for any reason.  The provisions calling for a "look back" of 10 calendar months prior to the Termination Date are intended solely as a means of identifying the clients to which such restrictions apply and are not intended to nor shall they, under any circumstances, be construed to define the length or term of any such restriction.

6.3 For a period of twelve 12 months following the Termination Date, Employee shall not directly or indirectly through a subordinate, co-worker, peer, or any other person or entity

Mr. Don Hardison

December 31, 2009

contact, solicit or induce any officer, director or employee of LabCorp to work for or provide services to Employee and/or any other person or entity.

6.4 Employee acknowledges and agrees that the foregoing restrictions are necessary for the reasonable and proper protection of the Company; are reasonable in respect to subject matter, length of time, geographic scope, customer scope, and scope of activity to be restrained; and are not unduly harsh and oppressive so as to deprive Employee of his livelihood or to unduly restrict Employee’s opportunity to earn a living after termination of Employee’s employment with the Company.  Employee further acknowledges and agrees that if any restrictions set forth in this Section are found by any court of competent jurisdiction to be unenforceable or otherwise against public policy, the restriction shall be interpreted to extend only over the maximum period of time or other restriction as to which it would otherwise be enforceable.

6.5 Employee acknowledges and agrees that because the violation, breach, or threatened breach of this Section and its sub-parts would result in immediate and irreparable injury to the Company, the Company shall be entitled, without limitation of remedy, to (a) temporary and permanent injunctive and other equitable relief restraining Employee from activities constituting a violation, breach or threatened breach of this Section and its sub-parts to the fullest extent allowed by law; and (b) all such other remedies available at law or in equity, including without limitation the recovery of damages, reasonable attorneys’ fees and costs.

7.0	Return of Company Property

7.1 Employee agrees that within 10 days after execution of this Agreement, he will return any and all Company documents and any copies thereof, in any form whatsoever, including computer records or files, containing Confidential Information (including, but not limited to, any computer equipment) in Employee’s possession or control.

8.0	Duty to Cooperate and of Loyalty/Nondisparagement

8.1 Without limitation as to time, Employee agrees to cooperate and make all reasonable and lawful efforts to assist the Company in addressing any issues which may arise concerning any matter with which he was involved during his employment with the Company, including, but not limited to cooperating in any litigation arising therefrom.  The Company shall reimburse Employee at a fair and reasonable rate for services provided by the Employee to the Company in connection with services provided under this provision.

8.2 For a period of seven (7) years, Employee will not (except as required by law) communicate to anyone, whether by word or deed, whether directly or through any intermediary, and whether expressly or by suggestion or innuendo, any statement, whether characterized as one of fact or of opinion, that is intended to cause or that reasonably would be expected to cause any person to whom it is communicated to have (1) a lowered opinion of the Company or any affiliates, including a lowered opinion of any products manufactured, sold, or used by, or any services offered or rendered by the Company or its affiliates; and/or (2) a lowered opinion of the Company’s creditworthiness or business prospects.  Employee’s obligation in this regard extends

Mr. Don Hardison

December 31, 2009

to the reputation of the Company and any other person or entity described in Section 4.1 of this Agreement.

9.0	Section 409A of the Code

9.1 Notwithstanding any provisions of this Agreement to the contrary, if the Employee is a “specified employee” (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and determined pursuant to procedures adopted by the Company) at the Termination Date and if any portion of the payments or benefits to be received by the Employee would be considered deferred compensation under Section 409A of the Code, amounts that would otherwise be payable pursuant to this Agreement during the six-month period immediately following the Employee’s Termination Date (the “Delayed Payments”) and benefits that would otherwise be provided pursuant to this Agreement (the “Delayed Benefits”) during the six-month period immediately following the Employee’s Termination Date (such period, the “Delay Period”) shall instead be paid or made available on the earlier of (i) the first business day of the seventh (7th) month following the Termination Date or (ii) the Employee’s death (the applicable date, the “Permissible Payment Date”).  The Company shall also reimburse the Employee for the after-tax cost incurred by the Employee in independently obtaining any Delayed Benefits (the “Additional Delayed Payments”) which reimbursement shall be paid on the first business day of the seventh month following the Termination Date.

9.2 With respect to any amount of expenses eligible for reimbursement under Section 3.1 and 3.2, such expenses shall be reimbursed by the Company within thirty (30) calendar days following the date on which the Company receives the applicable invoice from the Employee but in no event later than December 31 of the year following the year in which the Employee incurs the related expenses; provided, that with respect to reimbursement relating to the Additional Delayed Payments, such reimbursement shall be made on the Permissible Payment Date.  In no event shall the reimbursements or in-kind benefits to be provided by the Company in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor shall the Employee’s right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.

9.3 It is the intention of the parties that payments or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A of the Code.  To the extent such potential payments or benefits could become subject to such Section, the Company may amend this Agreement with the goal of giving the Covered Employee the economic benefits described herein in a manner that does not result in such tax being imposed.

9.4 For purposes of Section 409A of the Code, an Employee’s right to receive any “installment” payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

Mr. Don Hardison

December 31, 2009

10.0	Miscellaneous

10.1 This Agreement is binding on, and shall inure to the benefit of, the Parties hereto and their heirs, representatives, transferees, principals, executors, administrators, predecessors, successors, parents, subsidiaries, affiliates, assigns, agents, directors, officers and employees.

10.2 The Laboratory Corporation of America Holdings Master Senior Executive Severance Plan is incorporated herein by reference.  This Agreement constitutes the complete agreement between, and contains all of the promises and undertakings by the Parties.  Employee agrees that the only considerations for signing this Agreement are the terms stated herein above and that no other representations, promises, or assurances of any kind have been made to him by the Company, its attorneys, or any other person as an inducement to sign this Agreement.  Any and all prior agreements, representations, negotiations and understandings among the Parties, oral or written, express or implied, with respect to the subject matter hereof are hereby superseded and merged herein.

10.3 This Agreement may not be revised or modified without the mutual written consent of the Parties.

10.4 The Parties acknowledge and agree that they have each had sufficient time to consider this Agreement and consult with legal counsel of their choosing concerning its meaning prior to entering into this Agreement.  In entering into this Agreement, no Party has relied on any representations or warranties of any other Party other than the representations or warranties expressly set forth in this Agreement.  Employee acknowledges that he has read this Agreement and that he possesses sufficient education and experience to fully understand the terms of this Agreement as it has been written, the legal and binding effect of this Agreement, and the exchange of benefits and payments for promises hereunder, and that he has had a full opportunity to discuss or ask questions about all such terms.

10.5 Except as otherwise provided in this Section, if any provision of this Agreement shall be determined to be invalid or unenforceable by a court of competent jurisdiction, that part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of said provision or the remaining provisions of this Agreement; provided that, if any provision contained in this Agreement shall be adjudicated to be invalid or unenforceable because such provision is held to be excessively broad as to duration, geographic scope, activity or subject, such provision shall be deemed amended by limiting and reducing it so as to be valid and enforceable to the maximum extent compatible with the applicable laws of such jurisdiction, and such amendment only to apply with respect to the operation of such provision in the applicable jurisdiction in which the adjudication is made.  If  Section 6.0 or any of its subparts of this Agreement is deemed to be invalid or unenforceable in whole or in part by a court of competent jurisdiction as a result of any action or defense initiated by Employee that challenges the reasonableness of the scope of the restrictions set forth in Section 6 or any subparagraph thereof, then this entire Agreement shall be null and void and any consideration paid hereunder shall be repaid immediately by the Employee upon receipt of notice thereof.

Mr. Don Hardison

December 31, 2009

10.6 Employee agrees that because he has rendered services of a special, unique, and extraordinary character, damages may not be an adequate or reasonable remedy for breach of his obligations under this Agreement.  Accordingly, in the event of a breach or threatened breach by Employee of the provisions of this Agreement, the Company shall be entitled to (a) an injunction restraining Employee from violating the terms hereof, or from rendering services to any person, firm, corporation, association, or other entity to which any confidential information, trade secrets, or proprietary materials of the Company have been disclosed or are threatened to be disclosed, or for which Employee is working or rendering services, or threatens to work or render services and (b) all such other remedies available at law or in equity.  Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach of this Agreement, including without limitation, the recovery of damages, reasonable attorneys’ and costs.  Employee agrees that the issuance of the injunction described in this Section may be without the posting of any bond or other security by the Company.

10.7 Such notice and any other notices required under this Agreement shall be served upon the Company by certified mail, return receipt requested, or by expressed delivery by a nationally recognized delivery service company such as Federal Express as follows:

If to the Company:

Laboratory Corporation of America Holdings
531 S. Spring Street
Burlington, NC 27215
Telephone No.: (336) 436-4226
Telecopier No.: (336) 436-4177
Attention: General Counsel

With a copy to:

Laboratory Corporation of America Holdings
531 S. Spring Street
Burlington, NC 27215
Attention: Director of HR Compliance

If to the Employee:

Don Hardison
213 Oval Park Place
Chapel Hill, NC 27517

Consistent with the requirements of this Section, each party shall notify the other party of any change of address for the receipt of a notice under this Agreement.

10.8 This Agreement shall be construed in accordance with and governed by the laws, except choice of law provisions, of the State of North Carolina and shall govern to the exclusion of the laws of any other forum including but not limited to the laws of the State of California.  The

Mr. Don Hardison

December 31, 2009

parties further agree that any action, special proceeding or other proceeding with respect to this Agreement shall be brought exclusively in the federal or state courts of the State of North Carolina. Employee and Company irrevocably consent to the jurisdiction of the Federal and State courts of North Carolina and that Employee hereby consents and submits to personal jurisdiction in the State of North Carolina. Employee and Company irrevocably waive any objection, including an objection or defense based on lack of personal jurisdiction, improper venue or forum non-conveniens which either may now or hereafter have to the bringing of any action or proceeding in connection with this Agreement.  Employee acknowledges and recognizes that in the event that he has breached this Agreement, the Company may initiate a lawsuit against him in North Carolina, that Employee waives his right to have that lawsuit be brought in a court located closer to where he may reside, and that Employee will be required to travel to and defend himself in North Carolina.

10.9 The Effective Date of this Agreement shall be either (a) the Termination Date or (b) the day after expiration of the seven (7) day revocation period set forth in Section 4.4(?) of this Agreement, whichever date is later.

If you agree with the foregoing, please sign below and return two (2) originals to me.  You should retain one (1) original copy of this Agreement for your records.

Sincerely,

/s/ F. Samuel Eberts III
F. Samuel Eberts III
Senior Vice President and Chief Legal Officer

Agreed to and accepted:

/s/ Don Hardison
Don Hardison